Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

(1) Registration Statement on Form S-3 No. 333-249339 of SpringWorks Therapeutics, Inc, and

(2) Registration Statements on Form S-8 Nos. 333-253531, 333-237350 and 333-234365 pertaining to the 2019 Stock Option and Incentive Plan, 2019 Stock Option and Equity Incentive Plan and 2019 Employee Stock Purchase Plan of SpringWorks Therapeutics, Inc;

of our reports dated February 24, 2022, with respect to the consolidated financial statements of SpringWorks Therapeutics, Inc and the effectiveness of internal control over financial reporting of SpringWorks Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

New York, New York
February 24, 2022